Exhibit 99.1

EVERGREEN RESOURCES INCREASES PROVEN RESERVES 21% TO 1.5 TCFE;

COMPANY REPORTS NEW HEDGES AND Q4 2003 CHARGE OF $2 MILLION

Denver, Colorado, February 11, 2004 …EVERGREEN RESOURCES, INC. (NYSE: “EVG”) increased its proven reserves 21% during 2003 to an estimated 1.495 trillion cubic feet of natural gas equivalent (Tcfe) as of December 31, 2003, up from 1.239 trillion cubic feet (Tcf) at year-end 2002.  Evergreen added 302 billion cubic feet equivalent (Bcfe) of gas reserves and produced 46.3 Bcfe during 2003 for a net reserve increase of 256 Bcfe.  The reserve increase is due primarily to Evergreen’s successful Raton Basin drilling program, which accounted for 199 Bcfe of reserve additions.  The remaining 103 Bcfe of reserve additions came primarily through the acquisition of Carbon Energy Corp.

Evergreen replaced 653% of its 2003 production at an all-sources cost of 81 cents per thousand cubic feet of gas equivalent (Mcfe).  This all-sources cost includes the costs of drilling and completion operations, gas collection facilities, acquisitions and exploration.  Excluding acquisitions and exploration costs, the company replaced 431% of its 2003 production at a cost of approximately 50 cents per Mcfe.  Excluding gas collection facility expenses, finding and development costs were approximately 32 cents per Mcfe.

Of the year-end 2003 total estimated reserves, 62% were classified as proved developed and the remaining 38% as proved undeveloped.  The year-end 2003 reserve estimate was based on a total of 1,957 gross wells, including 555 classified as proved undeveloped locations.  The year-end reserve estimate included insignificant revisions.  Independent petroleum engineering consultants Netherland Sewell & Associates, Inc. (“NSAI”) audited 100% of the Raton Basin well locations and prepared the year-end reserve estimate for the Piceance/Uintah and Canadian properties.

Natural gas in the southern Colorado portion of the Raton Basin constitutes 93% of Evergreen’s net proven reserves.  Evergreen estimates that it has approximately 1,000 additional coal bed methane wells to drill in the Raton Basin, including 468 proved undeveloped locations.  The balance of the company’s year-end 2003 reserve total is comprised of natural gas and natural gas liquids associated with the acquired Piceance/Uintah and Canadian properties.  The Piceance/Uintah properties had net proven reserves of approximately 65 Bcfe, 51% of which are classified as proved developed, while the acquired properties in south-central Alberta, Canada contain an estimated 37 Bcfe of net proven reserves, 72% of which are proved developed.  Also of note, the name Carbon Energy Canada has been changed to Evergreen Resources Canada, Ltd. and continues to be a wholly owned subsidiary of Evergreen Resources, Inc.

The present value of estimated future net revenues from Evergreen’s proven reserves, discounted at 10%, was $2.713 billion as of December 31, 2003, using an unescalated average net gas price of $5.49 per thousand cubic feet (Mcf), based on guidelines established by the Securities and Exchange Commission.  This compared to a PV10 of $1.635 billion at year-end 2002, which used an unescalated gas price of $4.22 per Mcf.

President and CEO Mark S. Sexton commented, “Our development activity in the Raton Basin continues to generate predictable growth in our reserves and production each year.  Overall, since the Raton Basin went on line in early 1995, we have increased our reserves at a compound annual rate of 44%.  We have discovered that both accelerated production and additional reserves can be achieved in the Raton Basin through increased-density drilling, and we are now drilling a fifth and sixth well per square-mile section rather than four wells.  We estimate that our current wellsite inventory from the Raton Basin’s Raton and Vermejo coal formations is probably about 1,000 wells.

“With the addition of our exploratory CBM project in the Forest City Basin of eastern Kansas, as well as the acquired Carbon Energy properties, we plan to drill more than 400 wells in 2004.  That would be more than twice the level of our most active year.”

Fourth Quarter 2003 Production

Net gas sales in the fourth quarter totaled 12.8 Bcfe, or an average of 139.4 million cubic feet of gas equivalent (MMcfe) per day, which is up 23% from the 10.5 Bcf total and 113.8 MMcf-per-day average in the corresponding 2002 period.  Fourth quarter average net gas sales were up 9% from the third quarter of 2003, during which net gas sales averaged 127.7 MMcf per day.  The sequential increase in gas sales was primarily the result of new production from acquired properties.  Evergreen has now increased its daily net sales for 35 consecutive quarters.  Fourth quarter results brought total net production in 2003 to 46.3 Bcf compared to 39 Bcf in 2002, representing a 19% year-over-year increase.

Hedging Activity

Evergreen has entered into several new financial commodity-swap agreements for the period between January 1, 2004 and October 31, 2004.  The new hedging agreements bring the average weighted net sales price for the company’s 2004 hedges to $4.67 per Mcf.  After consideration of fuel costs and basis differential, this average hedged price equates to a NYMEX price in excess of $5.00 per Mcf.

The following summarizes Evergreen’s hedging position for each quarter of 2004:

	Q1	Q2	Q3	Q4

Average Daily Hedged Volumes	129 MMcf	123 MMcf	123 MMcf	80 MMcf
Percent of Total Estimated Sales	78%	68%	64%	39%
Net Realized Hedged Price	$4.79	$4.66	$4.66	$4.54

Fourth Quarter 2003 Charge to Earnings

As previously reported in filings with the Securities and Exchange Commission, Evergreen was named as a defendant in a class action lawsuit filed in the Denver District Court on December 26, 2002.  The plaintiffs are royalty owners and overriding royalty owners who alleged that they were underpaid royalties and sought to recover damages and declaratory and injunctive relief.

Due to a preliminary settlement between the parties, Evergreen is taking an after-tax charge to earnings of $2.0 million or 5 cents per diluted share in the fourth quarter of 2003.  This total includes the settlement, legal fees and other associated costs.  The court recently approved the preliminary settlement agreement.  Final approval may come in April 2004.

Evergreen Resources is an independent energy company engaged primarily in the exploration, development, production, operation and acquisition of unconventional natural gas properties.  Evergreen is one of the leading developers of coal bed methane reserves in the United States.  Evergreen’s current operations are principally focused on developing and expanding its coal bed methane project located in the Raton Basin in southern Colorado.  Evergreen has also begun coal bed methane projects in Alaska and in the Forest City Basin of eastern Kansas and holds conventional oil and gas producing property interests in the Piceance Basin of western Colorado, the Uintah Basin of eastern Utah, and in the Western Sedimentary Basin in south-central Alberta, Canada.

This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding, among other things, the company’s growth strategies; anticipated trends in the company’s business and its future results of operations; market conditions in the oil and gas industry; the ability of the company to make and integrate acquisitions; and the impact of government regulations.  These forward-looking statements are based largely on the company’s expectations and are subject to a number of risks and uncertainties, many of which are beyond the company’s control.  Actual results could differ materially from those implied by these forward-looking statements as a result of, among other things, a decline in natural gas production, a decline in natural gas prices, incorrect estimations of required capital expenditures, increases in the cost of drilling, completion and gas collection, an increase in the cost of production and operations, an inability to meet projections, and/or changes in general economic conditions.  In light of these and other risks and uncertainties of which the company may be unaware or which the company currently deems immaterial, there can be no assurance that actual results will be as projected in the forward-looking statements.  These and other risks and uncertainties are described in more detail in the company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

www.EvergreenGas.com